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                                                                    EXHIBIT 99.2


                                                FORM OF INTERSYNDICATE AGREEMENT



                         [-] AMERICAN DEPOSITARY SHARES

            EACH REPRESENTING [-] PREFERRED SHARES WITHOUT PAR VALUE

                                       AND

                              [-] PREFERRED SHARES

                       GOL LINHAS AEREAS INTELIGENTES S.A.

                            INTERSYNDICATE AGREEMENT

      Agreement dated [-], 2004 between (A) Morgan Stanley & Co. Incorporated, as representative (the "Representative") of the underwriters (collectively, the "International Underwriters") listed in Schedule II to the underwriting agreement of even date herewith (the "International Underwriting Agreement") among the International Underwriters, Gol Linhas Aereas Inteligentes S.A. and Gol Transportes Aereos S.A. (collectively, the "Company") and the selling shareholders listed in Schedule I to the International Underwriting Agreement (the "Selling Shareholders") and (B) Banco Morgan Stanley Dean Witter S.A., Unibanco -- Uniao de Bancos Brasileiros S.A. and Banco Santander Brasil S.A. (the "Coordinators") and any other Brazilian underwriters (collectively, the "Brazilian Underwriters") under the Brazilian Underwriting Agreement of even date herewith among the Brazilian Underwriters, the Company and the Selling Shareholders (the "Brazilian Underwriting Agreement"). The International Underwriting Agreement and the Brazilian Underwriting Agreement are together referred to herein as the "Underwriting Agreements," and the International Underwriters and the Brazilian Underwriters are together referred to herein as the "Underwriters." Terms not defined herein are used as defined in the International Underwriting Agreement.

      The International Underwriters, pursuant to the International Underwriting Agreement, have agreed to purchase the Firm ADSs and have been granted options by the Company and Comporte Participacoes S.A. to purchase the Additional ADSs to cover over-allotments. The Brazilian Underwriters, pursuant to the Brazilian Underwriting Agreement, have agreed to purchase the Preferred Shares specified therein. In connection with the foregoing, the International Underwriters and the Brazilian Underwriters deem it necessary and advisable that certain of their activities be coordinated pursuant to this Agreement.

      SECTION 1 . The International Underwriters, acting through the Representative, and the Brazilian Underwriters, acting through the Coordinators, agree that they will consult each other as to the availability for sale of ADSs and Preferred Shares purchased from the Company and the Selling Shareholders pursuant to the Underwriting Agreements from time to time until the termination of the selling restrictions applicable to the respective offerings involving the International Underwriters and the Brazilian Underwriters.
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            (a) The Representative and the Coordinators, respectively, agree to advise each other and the other Underwriters from time to time upon request during the consultation period contemplated above of the respective number of ADSs purchased pursuant to the International Underwriting Agreement and Preferred Shares purchased pursuant to the Brazilian Underwriting Agreement, in each case remaining unsold. From time to time as mutually agreed upon among the Representative and the Coordinators, (i) the Representative will sell, for the account of one or more International Underwriters to the Coordinators, Preferred Shares underlying the ADSs purchased pursuant to the International Underwriting Agreement and remaining unsold and (ii) the Coordinators will sell, for the account of one or more Brazilian Underwriters to the Representative, Preferred Shares purchased pursuant to the Brazilian Underwriting Agreement and remaining unsold.

            (b) Unless otherwise determined by mutual agreement of the Representative and the Coordinators, the price of any ADS or Preferred Share so purchased or sold shall be the Public Offering Price, in U.S. dollars or Brazilian reais, as applicable, minus the Selling Concession. For purposes hereof:

                  (i) "Public Offering Price" means the price at which each ADS or Preferred Share, as the case may be, was offered to the public;


                  (ii) "Selling Concession" means [-]% of the Gross Spread; and


                  (iii) "Gross Spread" means [-]% of the Public Offering
            Price.


      Settlement between the Representative and the Coordinators with respect to any ADSs or Preferred Shares transferred hereunder at least three business days prior to the Closing Date shall be made on the Closing Date and, in the case of purchases and sales made thereafter, shall be made as promptly as practicable but in no event later than three business days after the transfer date. ADSs and Preferred Shares so purchased shall be delivered on or about the respective settlement dates.

      The liability for payment to the Company and the Selling Shareholders of the purchase price of the ADSs and Preferred Shares being purchased by the International Underwriters and the Brazilian Underwriters under the Underwriting Agreements shall not be affected by the provisions of this Agreement.

      Each International Underwriter, acting through the Representative, agrees that, except for purchases and sales pursuant to this Agreement and stabilization transactions conducted through the Representative, as contemplated hereunder, it has not offered, sold or delivered and will not offer, sell or deliver ADSs, directly or indirectly, to any person whom it believes to be a Brazilian Person (as such term is defined below) or to any person whom it believes intends to reoffer, resell or deliver the same, directly or indirectly, to any Brazilian Person, and any bank, broker or dealer to whom such International Underwriter may sell ADSs will agree that it will not offer, resell or deliver ADSs directly or indirectly to any person whom such bank, broker or

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dealer believes to be a Brazilian Person or in connection with a reallowance to any bank, broker or dealer which does not so agree.

      Each Brazilian Underwriter, acting through the Coordinators, agrees that, except for purchases and sales pursuant to this Agreement and stabilization transactions conducted through the Coordinators, as contemplated hereunder, it has offered and sold and will offer, sell and deliver Preferred Shares, directly or indirectly, only to persons whom it believes to be Brazilian Persons and persons whom it believes intend to reoffer, resell or deliver the same, directly or indirectly, to Brazilian Persons, and any bank, broker or dealer to whom such Brazilian Underwriter may sell Preferred Shares will agree that it will only offer, resell and deliver Preferred Shares directly or indirectly to persons whom such bank, broker or dealer believes to be Brazilian Persons or in connection with a reallowance to any bank, broker or dealer which so agrees.

      As used herein, "Brazilian Person" shall mean any (i) individual who is resident in Brazil, (ii) corporation, partnership, limited liability company, pension, profit-sharing or other trust or other entity organized under or governed by the laws of Brazil or any political subdivision thereof (other than the foreign branch or office of any Brazilian Person), and shall include any Brazilian branch or office of a person other than a Brazilian Person, and (iii) custody account (including sub-accounts thereof) maintained under Annex IV to Resolution No. 1,289 or Resolution No. 2,689 of the National Monetary Council, which accounts or sub-accounts are (A) held or managed by one of the institutions designated by and between the Representative and the Coordinators and (B) managed by an entity located in Brazil that has ultimate discretionary decision over the assets of such accounts or sub-accounts. "Brazil" shall mean the Federative Republic of Brazil and all areas subject to its jurisdiction.

      SECTION 2 . All stabilization transactions shall be conducted at the direction and subject to the control of the Representative and the Coordinators as hereinafter provided, so that stabilization activities worldwide shall be coordinated and conducted in compliance with any applicable laws and regulations. The Representative shall have sole responsibility with respect to any action that it may take to make over-allotments in arranging for sales of Additional ADSs and shall have direction and control of any action taken for stabilizing the market price of the ADSs outside Brazil. The Coordinators shall have sole direction and control of any action taken for stabilizing the market price of the Preferred Shares in Brazil. All such stabilization transactions undertaken by the Representative shall be for the account of the several International Underwriters, and all such stabilization transactions undertaken by the Coordinators shall be for the account of the several Brazilian Underwriters.

      SECTION 3 . The Representative and the Coordinators shall agree as to the expenses that will constitute expenses of the underwriting and distribution of the ADSs and Preferred Shares common to the International Underwriters and the Brazilian Underwriters, including any expenses the International Underwriters and the Brazilian Underwriters have agreed to reimburse to the Company and the Selling Shareholders, which expenses shall be allocated among the International Underwriters and the Brazilian Underwriters in the same proportion (expressed in number of Preferred Shares) as the number of ADSs purchased under the International

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Underwriting Agreement and the number of Preferred Shares purchased under the
Brazilian Underwriting Agreement bear to the aggregate number of ADSs and Preferred Shares purchased under the Underwriting Agreements. Except with respect to such common expenses, the International Underwriters will pay the aggregate expenses incurred in connection with the purchase, carrying or sale of the ADSs purchased by the International Underwriters from the Company and the Selling Shareholders, and the Brazilian Underwriters will pay the aggregate expenses incurred in connection with the purchase, carrying or sale of the Preferred Shares purchased by the Brazilian Underwriters from the Company and the Selling Shareholders.

      SECTION 4 . The Representative and the Coordinators agree that:

            (a) if the Closing Date is not on the day provided in the Underwriting Agreements, the Representative and the Coordinators will mutually agree on a postponed date within the time permitted by the Underwriting Agreements and the settlement dates herein provided shall be adjusted accordingly;

            (b) changes in the public offering price or in the concession and reallowance to banks, brokers or dealers will be made only after consultation, but in accordance with the direction of the Representative and the Coordinators, during the consultation period specified in the first sentence of Section 1 hereof;

            (c) the Representative and the Coordinators will keep each other fully informed of the progress of the offering and distribution of the ADSs and Preferred Shares, respectively; and

            (d) advertising with respect to the offering shall be as mutually agreed upon by the Representative and the Coordinators.

      SECTION 5 . Each Brazilian Underwriter confirms that it is a dealer actually engaged in the investment banking or securities business and that it is a dealer with its principal place of business located outside the United States and not registered under the U.S. Securities Exchange Act of 1934, as amended. Each Brazilian Underwriter hereby agrees to comply (i) with the provisions of Rules 2730, 2740 and 2750 of the NASD Conduct Rules as though it were a member of the NASD, Inc., (ii) with Rule 2420 of such Conduct Rules as such Rule applies to non-member foreign dealers, and (iii) with NASD Rule 2790 to the extent it acts as a "conduit" (within the meaning of the Rule) for an NASD member with respect to the disposition of the Securities.

      SECTION 6 . This Agreement may be amended prior to the Closing Date only by mutual written consent of the parties hereto.


      SECTION 7 . This Agreement may be signed in various counterparts, which together shall constitute one and the same instrument.


      SECTION 8 . This Agreement shall be governed by and construed in accordance with the laws of the State of New York.




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      SECTION 9 . Any legal suit, action or proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or any document referred to herein may be instituted in any state or federal court of competent jurisdiction located in the Borough of Manhattan of The City of New York, New York, and by execution and delivery of this Agreement, each of the Underwriters accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforementioned courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Each of the Underwriters irrevocably waives, to the fullest extent permitted by applicable law, any objection, including, without limitation, any objection to the laying of venue or based upon the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any such action or proceeding in any jurisdiction set forth above. Nothing herein shall limit the right of the Representative and the Coordinators to bring proceedings against any Underwriter in the courts of any other competent jurisdiction.



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      IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

                                        Acting on behalf of itself and the
other International Underwriters:

                                        MORGAN STANLEY & CO. INCORPORATED


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:




                                        Acting on behalf of itself and the
other Brazilian Underwriters:

                                        BANCO MORGAN STANLEY DEAN WITTER S.A.

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                        UNIBANCO - UNIAO DE BANCOS BRASILEIROS
                                        S.A.

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                        BANCO SANTANDER BRASIL S.A.

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:




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